Farmer Mac Declares Quarterly Dividends on Common and Preferred Stock

WASHINGTON, Dec. 2, 2010 /PRNewswire-FirstCall/ -- The board of directors of the Federal Agricultural Mortgage Corporation (Farmer Mac) has declared a quarterly dividend on each of the Corporation's three classes of common stock – Class A Voting Common Stock (NYSE: AGM.A), Class B Voting Common Stock (not listed on any exchange), and Class C Non-Voting Common Stock (NYSE: AGM).  The quarterly dividend of $0.05 per share of common stock will be payable on December 31, 2010 to holders of record of common stock as of December 15, 2010.

Farmer Mac's board of directors has also declared a quarterly dividend on the Corporation's Series C Preferred Stock, which is not listed on any exchange.  The quarterly dividend of $12.50 per share of Series C Preferred Stock is for the period from October 1, 2010 through December 31, 2010 and will be payable on December 31, 2010 to holders of record of preferred stock as of December 20, 2010.  Each share of Series C Preferred Stock has a par value and liquidation preference of $1,000.00 per share.

Farmer Mac is a stockholder-owned instrumentality of the United States chartered by Congress to establish a secondary market for agricultural real estate and rural housing mortgage loans and rural utilities loans and to facilitate capital markets funding for USDA-guaranteed farm program and rural development loans.  Additional information about Farmer Mac is available on its website at www.farmermac.com.

CONTACT: Richard Eisenberg, (Investor Inquiries) or Christopher Bohanon, (Media Inquiries), +1-202-872-7700